EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-248485 and 333-239161) and on Form S-8 (Nos. 333-183725, 333-194597, 333-202934, 333-206321, 333-214110, 333-239161, and 333-248793) of Humanigen, Inc. of our reports dated February 28, 2022, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Humanigen Inc., appearing in this Annual Report on Form 10-K of Humanigen, Inc. for the year ended December 31, 2021.

/s/ HORNE LLP

Ridgeland, Mississippi

February 28, 2022